Exhibit 99.1

Phathom Pharmaceuticals Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

•	VOQUEZNA® (vonoprazan) generated $55.3 million in 2024 net revenues in its first full year of launch, driven by strong demand, including $29.7 million in Q4, an 81% increase from Q3

•	Over 300,000 filled prescriptions for VOQUEZNA products, launch-to-date, approximately a 110% increase since last earnings report

•	Phase 2 EoE trial for VOQUEZNA nearing initiation, with first patient enrollment planned for Q2 2025

•	Management to host conference call today, March 6, 2025, at 8:30 a.m. ET

FLORHAM PARK, N.J., March 6, 2025 — Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal (GI) diseases, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided recent business updates.

“VOQUEZNA’s first full year on the market has been exceptional, with impressive commercial execution, increasing brand recognition, and growing demand,” said Terrie Curran, President and CEO of Phathom. “Our momentum continues to accelerate, driven by broad, high-quality commercial access, consistent refills, and a growing base of new prescribers across both gastroenterology and primary care. Additionally, our ‘VOQUEZNA Can Kick Some Acid’ direct-to-consumer campaign is delivering positive early results, fueling patient engagement and driving prescription requests—an area we are continuing to expand in 2025. With total filled prescriptions rising and positive brand experiences reinforcing VOQUEZNA’s differentiated value, we believe we are on the path to blockbuster success and remain confident that the strong foundation we have built will propel sustained growth.”

Recent Business Updates and Fourth Quarter & Full Year 2024 Results:

VOQUEZNA Launch Progress:

•

Phathom achieved significant commercial progress in 2024, firmly establishing VOQUEZNA as the first and only treatment of its kind for GERD sufferers. The brand’s commercial momentum continued to accelerate in the fourth quarter, propelled by a growing base of new prescribers across both gastroenterologists (GIs) and primary care physicians (PCPs), as well as steady refills among GERD patients. Total filled prescriptions increased firmly throughout the quarter, highlighting strong early market adoption, robust brand awareness, and reinforcing very positive feedback from healthcare providers and patients who are experiencing rapid symptom relief and durable healing with VOQUEZNA.

•

Launch to date through February 21, 2025, over 300,000 prescriptions for VOQUEZNA tablets, VOQUEZNA TRIPLE PAK®, and VOQUEZNA DUAL PAK® have been filled through both retail pharmacies and through the BlinkRx pharmacy network, an increase of approximately 110% compared to 143,000 filled prescriptions as of the company’s last quarterly earnings report. Sequentially, filled prescriptions grew over 70% for a second consecutive quarter, with over 118,000 prescriptions for VOQUEZNA products filled in the fourth quarter 2024, compared to approximately 69,000 filled prescriptions in the third quarter 2024.

•

The breadth and depth of VOQUEZNA’s prescriber base is continuing to expand, with the number of VOQUEZNA prescribers growing to more than 20,000 cumulative healthcare providers who have written a filled script as of February 14, 2025, up from 13,600 writers since the company’s last quarterly earnings report, an increase of over 47%. Cumulative prescriber growth is being driven by an uptake in VOQUEZNA utilization by primary care providers, who primarily treat Non-Erosive GERD patients, in addition to increased brand awareness and very positive product experiences.

•

VOQUEZNA’s strong and favorable commercial coverage, coupled with Phathom’s commercial copay savings card and other savings options available through partner BlinkRx, have helped ensure patients have broad access to VOQUEZNA. Over an estimated 120 million covered lives have access to VOQUEZNA tablets, representing coverage for over 80% of U.S. commercial lives, many of which only require one step through a prior proton pump inhibitor (PPI).

•

Phathom launched its first broadcast ad and full-scale direct-to-consumer (DTC) campaign, “VOQUEZNA Can Kick Some Acid,” in March 2024 to drive awareness of its powerful, first-in-class GERD treatment and encourage patients to speak with their doctors about VOQUEZNA. The campaign continues to run across streaming platforms (Hulu, Prime Video, Peacock), traditional broadcast and cable television, and consumer-facing digital channels including Facebook, Instagram, waiting room TVs in doctors’ offices, and digital banner ads. Since launch, the campaign has reached millions of GERD sufferers and is driving strong patient engagement, increasing prescription requests, and motivating patients to explore a treatment option that works differently than PPIs. Looking ahead, Phathom plans to further expand its DTC efforts with continued investment and a new campaign set to launch by the end of March 2025, aimed at further increasing brand awareness and consumer demand for VOQUEZNA.

Recent Business and Regulatory Updates:

•

Phathom has finalized the trial design and protocols for its planned Phase 2 study evaluating VOQUEZNA as a potential treatment for eosinophilic esophagitis (EoE) in adults and adolescents. Study screening for pHalcon-EoE-201 (NCT06851559) is expected to begin in the coming weeks, with the first subject enrollment planned for Q2 2025. If clinical development is successful, VOQUEZNA represents a potential first-line, pre-biologic treatment opportunity for EoE patients. While PPIs are commonly used as an initial treatment for this disease, none are FDA approved for this use.

•

In December 2024, Phathom submitted a Citizen Petition (CP) to the FDA, formally requesting the correction of the Orange Book listings for VOQUEZNA 10 mg and 20 mg tablets to reflect the full 10-year NCE exclusivity period through May 3, 2032. The FDA is required to respond within 180 days of submission. The response will either approve the petition, deny or dismiss the petition, or provide a tentative response indicating why the agency hasn’t been able to reach a decision. Phathom remains actively engaged with relevant stakeholders in support of the CP. In parallel, Phathom maintains a strong patent portfolio, which it believes will provide protection into at least mid-2030. Additionally, the company is advancing alternative formulation work, including the development of an orally disintegrating tablet (ODT), which, if successful, could offer extended intellectual property (IP) protection and the potential to broaden use across diverse patient populations with further studies, including pediatric and EoE patients.

•	Phathom presented data from multiple VOQUEZNA studies throughout 2024, including:

•

An analysis evaluating As Needed (On-Demand) VOQUEZNA dosing for heartburn relief in Non-Erosive GERD patients presented at the American College of Gastroenterology (ACG) 2024 Annual Meeting found VOQUEZNA delivered symptom relief within an hour and sustained low heartburn burden after a 4-week run-in, earning the ACG Outstanding Research Award.

•

An exploratory analysis honored with ACG’s Presidential Poster Award showed daily VOQUEZNA significantly relieved nighttime GERD symptoms, reinforcing its potent, long-lasting acid suppression and efficacy in addressing both daytime and nighttime heartburn.

•

Phathom is currently analyzing real-world data from the launch of VOQUEZNA for Non-Erosive GERD to fully understand consumer usage patterns and prescribing behaviors among healthcare providers. These insights will inform the potential timing and value of advancing a dedicated Phase 3 program to evaluate As Needed (On-Demand) dosing of VOQUEZNA for active heartburn episodes, building on the positive results from the company’s prior Phase 2 study and recent medical literature.

Fourth Quarter and Full Year 2024 Financial Results:

•

Revenue: Net revenues for the fourth quarter 2024 were $29.7 million, an increase of $29.0 million compared to $0.7 million for fourth quarter 2023. Net revenues for the full year 2024 were $55.3 million, an increase of $54.6 million compared to $0.7 million in 2023. The increase was due to a full year of VOQUEZNA, VOQUEZNA TRIPLE PAK and VOQUEZNA DUAL PAK revenues following the commercial launch of VOQUEZNA products late in the fourth quarter of 2023.

•

Research and development (R&D) expenses: R&D expenses for the fourth quarter 2024 were $8.6 million, a decrease of $4.8 million compared to $13.4 million for fourth quarter 2023. R&D expenses for the full year 2024 were $34.1 million, a decrease of $15.8 million compared to $49.9 million in 2023. The decrease was a result of decreased clinical trial costs due to the wrap-up of activities related to the PHALCON-NERD-301 daily dosing study, reduced chemistry, manufacturing and controls (CMC) costs, and lower stock-based compensation expense.

•

Selling, general and administrative (SG&A) expenses: SG&A expenses for the fourth quarter 2024 were $76.7 million, an increase of $19.7 million compared to $57.0 million for the fourth quarter 2023. SG&A expenses for the full year 2024 were $290.7 million, an increase of $172.8 million compared to $117.9 million in 2023. The increase was a result of higher personnel costs and increased activity related to the ongoing buildout of commercial infrastructure and marketing activity in support of the launch of VOQUEZNA products.

•

Net loss: Net loss for the fourth quarter 2024 was $74.5 million, compared to $79.6 million for fourth quarter 2023. Fourth quarter 2024 net loss included a non-cash charge related to stock-based compensation of $6.7 million compared to $24.6 million for fourth quarter 2023. Net loss for the year ended 2024 was $334.3 million, compared to $201.6 million for the full year ended 2023. Non-GAAP adjusted net loss for the fourth quarter 2024 was $56.4 million compared to $46.0 million for the same period in 2023. Non-GAAP adjusted net loss for the full year ended 2024 was $262.3 million compared to $129.7 million for the full year ended 2023. These non-GAAP adjusted net losses, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash stock-based compensation charges, non-cash interest expense related to the accounting for our revenue interest financing liability, which are in excess of the actual interest owed, and interest expense related to the amortization of debt discount on our term loan. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

•	Cash and cash equivalents: As of December 31, 2024, cash and cash equivalents were $297.3 million. Up to an additional $100 million is also available under the Company’s term loan with Hercules.

•

Cash runway: Based on its current cash resources, operating plan, estimated product revenues, and potential funds available under its existing term loan, the company believes these resources will be sufficient to fund operations and enable Phathom to achieve cash flow positivity.

Conference Call and Webcast

Phathom will host a conference call and webcast to discuss its fourth quarter and full year 2024 financial results and business highlights today, March 6, 2025, at 8:30 a.m. ET. A live webcast will be available on the investors page of Phathom’s website under Events & Presentations. A replay of the webcast will be available following the completion of the event and will be archived for up to 90 days.

Non-GAAP Financial Measures

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Phathom has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Phathom believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. These measures exclude (i) non-cash stock-based compensation, which is substantially dependent on changes in the market price of common shares, (ii) interest expense related to the accounting for our revenue interest financing liability, which are in excess of the actual interest owed, and (iii) interest expense related to the amortization of debt discount on our term loan.

Phathom believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Phathom’s results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Phathom’s ongoing operating performance and are better able to compare Phathom’s performance between periods. In addition, these non-GAAP financial measures are among those indicators Phathom uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Phathom Pharmaceuticals, Inc.

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases. Phathom has in-licensed the exclusive rights to vonoprazan, a first-in-class potassium-competitive acid blocker (PCAB) that is currently marketed in the United States as VOQUEZNA® (vonoprazan) tablets for the relief of heartburn associated with Non-Erosive GERD in adults, the healing and maintenance of healing of Erosive GERD in adults and relief of associated heartburn, in addition to VOQUEZNA® TRIPLE PAK® (vonoprazan tablets, amoxicillin capsules, clarithromycin tablets) and VOQUEZNA® DUAL PAK® (vonoprazan tablets, amoxicillin capsules) for the treatment of H. pylori infection in adults. For more information about Phathom, visit the company’s website at www.phathompharma.com and follow on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the timing of commencement of the Phase 2 EoE study; our plans with respect to the value and potential timing for a separate Phase 3 program to validate As Needed dosing of VOQUEZNA for active heartburn episodes; the ultimate decision by the FDA on the action requested in the CP and the timing of any FDA action regarding the CP; the possible extension of new chemical entity (NCE) exclusivity to VOQUEZNA tablets; the expected duration of patent term extension for VOQUEZNA; the ability of our direct-to-consumer campaign to successfully engage patients, the ability of VOQUEZNA to address unmet needs in GERD treatment; the availability of additional funds under our term loan agreement; future growth in demand and our ability to secure additional commercial coverage for our products; and our ability to achieve cash flow positivity. The inclusion of forward-looking statements should not be regarded as a representation by Phathom that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Phathom’s business, including, without limitation: we may not be able to successfully commercialize VOQUEZNA, VOQUEZNA TRIPLE PAK and VOQUEZNA DUAL PAK, which will depend on a number of factors including coverage and reimbursement levels from governmental authorities and health insurers as well as market acceptance by healthcare providers; we may use our capital resources sooner than expected, or our operating plan may overestimate our expected product revenues, which could require us to reduce expenses or raise additional capital sooner than expected; the inherent risks of clinical development of vonoprazan; Phathom’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of vonoprazan that may limit its development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; the FDA may reject Phathom’s request to correct the Orange Book listings identifying the expiration date for the NCE exclusivity period on the VOQUEZNA tablets Orange Book listings; the FDA may take longer than Phathom expects to act on its CP, if at all; members of the public may comment on the CP which may influence the FDA’s decision; Phathom’s ability to obtain and maintain intellectual property protection, including patent term extensions, and non-patent regulatory exclusivity for vonoprazan; Phathom may face competition earlier than expected if it loses or fails to obtain any of its patent protection or non-patent regulatory exclusivity for VOQUEZNA tablets; Phathom’s estimates regarding patient population and commercial coverage could prove to be inaccurate; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Phathom undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

MEDIA CONTACT

Nick Benedetto

1-877-742-8466

media@phathompharma.com

INVESTOR CONTACT

Eric Sciorilli

1-877-742-8466

ir@phathompharma.com

© 2025 Phathom Pharmaceuticals. All rights reserved.

VOQUEZNA, VOQUEZNA DUAL PAK, VOQUEZNA TRIPLE PAK, Phathom Pharmaceuticals, and their respective logos are registered trademarks of Phathom Pharmaceuticals, Inc.

###

Selected Condensed Balance Sheets

(in thousands)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$297,263	$381,393
Total assets	$378,318	$413,842
Total liabilities	$631,898	$486,601
Total stockholders’ deficit	$(253,580)	$(72,759)

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Product revenue, net	$29,664	$682	$55,252	$682
Cost of revenue	3,815	167	7,973	167

Gross profit	25,849	515	47,279	515
Operating expenses:
Research and development	8,583	13,393	34,082	49,899
Selling, general and administrative	76,683	56,996	290,664	117,928

Total operating expenses	85,266	70,389	324,746	167,827

Loss from operations	(59,417)	(69,874)	(277,467)	(167,312)
Other (expense) income:
Interest income	3,510	3,347	15,158	7,876
Interest expense	(18,593)	(13,028)	(72,009)	(41,968)
Other income (expense), net	49	(14)	(8)	(188)

Total other expense	(15,034)	(9,695)	(56,859)	(34,280)

Net loss and comprehensive loss	$(74,451)	$(79,569)	$(334,326)	$(201,592)

Net loss per share, basic and diluted	$(1.05)	$(1.39)	$(5.29)	$(3.93)

Weighted-average shares of common stock outstanding, basic and diluted	71,044,948	57,294,412	63,176,210	51,289,092

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	($74,451)	($79,569)	($334,326)	($201,592)
Stock-based compensation expense (A)	6,687	24,583	24,047	45,025
Non-cash interest on revenue interest financing liability	10,759	8,462	45,771	24,727
Interest expense related to amortization of debt discount	629	566	2,192	2,127

Non-GAAP adjusted net loss	($56,376)	($45,958)	($262,316)	($129,713)
Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	($1.05)	($1.39)	($5.29)	($3.93)
Stock-based compensation expense (A)	0.10	0.43	0.38	0.88
Non-cash interest on revenue interest financing liability	0.15	0.15	0.72	0.48
Interest expense related to amortization of debt discount	0.01	0.01	0.04	0.04

Non-GAAP net loss per share — basic and diluted	($0.79)	($0.80)	($4.15)	($2.53)

Weighted-average shares of common stock outstanding, basic and diluted	71,044,948	57,294,412	63,176,210	51,289,092

(A) Stock-based compensation consists of the following:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Research and development	1,691	7,325	5,567	12,302
Selling, general and administrative	4,996	17,258	18,480	32,723